Exhibit 4.1

                          SECURITIES PURCHASE AGREEMENT


            SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of March 10, 2005, by and between DEEP WELL OIL & GAS, INC., a Nevada corporation (the "Company"), and each of the entities whose names appear on the signature pages hereof. Such entities are each referred to herein as an "Investor" and, collectively, as the "Investors".

      A. The Company wishes to sell to each Investor, and each Investor wishes to purchase, on the terms and subject to the conditions set forth in this Agreement, (A) shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock"), and (B) a Warrant in the form attached hereto as Exhibit A (each, a "Warrant" and, collectively with the other warrants issued hereunder, the "Warrants"). The shares of Common Stock into which the Warrants are exercisable are referred to herein as the "Warrant Shares"; the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the "Securities".

      B. Each Warrant will entitle an Investor to purchase a number of Warrant Shares equal to such investor's Pro Rata Share (as defined below) times 750,000, will have an exercise price equal to $0.50 per Warrant Share (subject to adjustment as provided therein), and will expire on the fifth (5th) anniversary of the Closing Date.

      C. The Company has agreed to effect the registration of the Shares and the Warrant Shares for resale by the holders thereof under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement").

      D. The sale of the Shares and the Warrants by the Company to the Investors will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the Commission (as defined below) under the Securities Act.

      In consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1. PURCHASE AND SALE OF SHARES AND WARRANTS.

      1.1 Closing. Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to sell and each Investor agrees to purchase (i) Shares in the amount set forth below such Investor's name on the signature pages hereof and (ii) a Warrant. The date on which the closing of such purchase and sale occurs (the "Closing") is hereinafter referred to as the "Closing Date". The Closing will be deemed to occur at the offices of Duval & Stachenfeld, LLP, 300 East 42nd Street, New York, New York 10017, when (A) this Agreement and the other Transaction Documents (as defined below) have been

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executed and delivered by the Company and each Investor, (B) each of the conditions to the Closing described in Section 5 hereof has been satisfied or waived as specified therein and (C) full payment of each Investor's Purchase Price (as defined below) has been made by such Investor to the Company by wire transfer of immediately available funds. On or before the third (3rd) Business Day following the Closing Date, the Company shall deliver to each Investor duly executed certificates representing the Shares and Warrant purchased by such Investor at the Closing (the "Share Delivery Date"). Each Investor will be deemed for all purposes on and after the Closing Date, assuming the payment by such Investor of such Investor's Purchase Price, to be the record holder of such Investor's Shares and Warrants regardless of the date on which the certificates therefor are delivered to such Investor. In the event that the Company fails to deliver to an Investor certificates for the Shares and Warrant purchased by such Investor, the Company shall make a cash payment to such Investor, on the first day on which such failure occurs and on the last day of each thirty (30) day period or part thereof in which such failure exists, equal to two percent (2%) of the aggregate Purchase Price paid by such Investor for such Investor's Shares and Warrant. Any such payment shall be in addition to any other remedies available to each Investor at law or in equity, whether pursuant to the terms hereof, the Securities Purchase Agreement or otherwise.

      1.2 Certain Definitions. When used herein, the following terms shall have the respective meanings indicated:

            "Affiliate" means, as to any Person (the "subject Person"), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person's board of directors or other management committee or group, by contract or otherwise.

            "Board of Directors" means the Company's board of directors.

      t 12 "Business Day" means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks in the City of New York are required or authorized by law to be closed.

            "Closing" and "Closing Date" have the respective meanings set forth in Section 1.1 hereof.

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" has the meaning specified in the preamble to this Agreement.


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            "Debt" means, as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts payable, accrued compensation, accrued expenses, and unearned revenue and customer deposits of such Person that, in any such case, arise in the ordinary course of business and are not more than ninety (90) days past due); (c) all capital lease obligations of such Person; (d) all indebtedness, liabilities and obligations of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

            "Disclosure Documents" means all SEC Documents filed with the Commission at least five (5) Business Days prior to the Execution Date.

            "Effective Date" has the meaning set forth in the Registration Rights Agreement.

            "Environmental Law" means any federal, state, provincial, local or foreign law, statute, code or ordinance, principle of common law, rule or regulation, as well as any Permit, order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

            "Execution Date" means the date of this Agreement.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

            "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board and (iii) interpretations of the Commission and the staff of the Commission. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

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            "Governmental Authority" means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

            "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

            "Intellectual Property" means any U.S. or foreign patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

      t 12 "Lien" means, with respect to any Property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

            "Market Price" means, as of a particular date, the average of the daily VWAP on each of the five (5) consecutive Trading Days occurring immediately prior to (but not including) such date.

            "Material Adverse Effect" means an effect that is material and adverse to (i) the consolidated business, properties, assets, operations, results of operations, financial condition, credit worthiness or prospects of the Company and the Company Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents (as defined below) or (iii) the rights and benefits to which an Investor is entitled under this Agreement and the other Transaction Documents.

            "Material Contracts" means, as to the Company, any agreement required pursuant to Item 601 of Regulation S-B or Item 601 of Regulation S-K, as applicable, promulgated under the Securities Act to be filed as an exhibit to any report, schedule, registration statement or definitive proxy statement filed or required to be filed by the Company with the Commission under the Exchange Act or any rule or regulation promulgated thereunder, and any and all amendments, modifications, supplements, renewals or restatements thereof.

            "NASD" means the National Association of Securities Dealers, Inc.

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            "Pension Plan" means an employee benefit plan (as defined in ERISA)
maintained by the Company for employees of the Company or any of its Affiliates.

            "Permitted Liens" means the following:

            (a) encumbrances consisting of easements, rights-of-way, zoning restrictions or other restrictions on the use of Real Property or imperfections to title that do not (individually or in the aggregate) materially impair the ability of the Company or any of the Company Subsidiaries to use such Property in its businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

            (b) Liens for taxes, assessments or other governmental charges (including without limitation in connection with workers' compensation and unemployment insurance) that are not delinquent or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, and for which adequate reserves (as determined in accordance with GAAP) have been established; and

            (c) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, for which adequate reserves (as determined in accordance with GAAP) have been established.

            "Person" means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

            "Principal Market" means the principal exchange, market or quotation system on which the Common Stock is listed, traded or quoted.

            "Property" means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

            "Pro Rata Share" means, with respect to an Investor, the ratio determined by dividing (i) the number of Shares purchased hereunder by such Investor by (ii) the aggregate number of Shares purchased hereunder by all of the Investors.

            "Property Material Adverse Effect" means any material adverse effect on or with respect to any of the geographical areas described under the heading "major properties" (or otherwise described) in Item 2 (or a comparable section) of the Company's annual report on Form 10-KSB most recently filed by the Company prior to the date this representation is made, or any such geographical area that will be required to be described in the next annual report on Form 10-KSB or Form 10-K to be filed by the Company after the Execution Date.

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            "Purchase Price" means, with respect to an Investor, the number of
Shares purchased by such Investor at the Closing times forty cents ($0.40).

            "Real Property" has the meaning specified in Section 3.22 hereof.

            "Registrable Securities" has the meaning set forth in the Registration Rights Agreement.

            "Rule 144" means Rule 144 under the Securities Act or any successor provision.

            "SEC Documents" means all reports, schedules, registration statements and definitive proxy statements that the Company was required to file with the Commission on or after December 31, 2003.

            "Securities" has the meaning specified in the preamble to this Agreement.

            "Subsequent Placement" means the issuance, sale, exchange, or reservation for issuance of (i) any shares of Common Stock, (ii) any other equity security of the Company, including without limitation shares of preferred stock, (iii) any other security of the Company which by its terms is convertible into or exchangeable or exercisable for any equity security of the Company, or
(iv) any option, warrant or other right to subscribe for, purchase, sell or otherwise acquire or transfer an economic or ownership interest in any such security described in the foregoing clauses (i) through (iii).

            "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

            "Trading Day" means any day on which the Common Stock is purchased and sold on the Principal Market.

            "Transaction Documents" means, collectively, this Agreement, the Registration Rights Agreement, and delivered by or on behalf of the Company or any of its officers at the Closing.

            "VWAP" on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Investors and reasonably satisfactory to the Company. If the VWAP cannot be calculated for the Common Stock on such Trading Day on any of the

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foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to each Investor, and shall cause such investment banking firm to perform such determination and notify the Company and each Investor of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

      1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR.

      Each Investor (with respect to itself only) hereby represents and warrants to the Company and agrees with the Company that, as of the Execution Date:

      2.1 Authorization; Enforceability. Such Investor is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth below such Investor's name on the signature page hereof with the requisite corporate power and authority to purchase the Shares and Warrant to be purchased by it hereunder and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. This Agreement constitutes, and upon execution and delivery thereof, each other Transaction Document to which such Investor is a party will constitute, such Investor's valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity.

      2.2 Accredited Investor. Such Investor (i) is an "accredited investor" as that term is defined in Rule 501 of Regulation D, (ii) was not formed or organized for the specific purpose of making an investment in the Company, and
(iii) is acquiring the Securities solely for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under, or exempt from the registration requirements of, the Securities Act and/or sales registered under the Securities Act; provided, however, that in making such representation, such Investor does not agree to hold the Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition. Such Investor can bear the economic risk of a total loss of its investment in the Securities and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Securities.

      2.3 Information. The Company has, prior to the Execution Date, provided such Investor with information regarding the business, operations and financial condition of the Company and has, prior to the Execution Date, granted to such Investor the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents

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concerning the Company in order for such Investor to make an informed decision with respect to its investment in the Shares and Warrants. Neither such information nor any other investigation conducted by such Investor or any of its representatives shall modify, amend or otherwise affect such Investor's right to rely on the Company's representations and warranties contained in this Agreement.

      2.4 Limitations on Disposition. Such Investor acknowledges that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

      2.5 Legend. Such Investor understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:

      "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale."

            Notwithstanding the foregoing, it is agreed that, as long as (A) the resale or transfer (including without limitation a pledge) of any of the Securities is registered pursuant to an effective registration statement, (B) such Securities have been sold pursuant to Rule 144, subject to receipt by the Company of customary documentation reasonably acceptable to the Company in connection therewith, or (C) such Securities are eligible for resale under Rule 144(k) or any successor provision, such Securities shall be issued without any legend or other restrictive language and, with respect to Securities upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder upon request.

      2.6 Reliance on Exemptions. Such Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Investor set forth in this Section 2 in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities. Such Investor acknowledges that it did not purchase the Securities based upon any advertisement in any publication of general circulation.

      2.7 Non-Affiliate Status; Common Stock Ownership. Such Investor is not an Affiliate of the Company or of any other Investor and is not acting in association or concert with any other Person in regard to its purchase of the Securities or otherwise in respect of the Company. Such Investor's investment in the Securities is not for the purpose of acquiring, directly or indirectly, control of, and it has no intent to acquire or exercise control of, the Company or to influence the decisions or policies of the Board of Directors.

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      2.8 Fees. Such Investor is not obligated to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.

      2.9 No Conflicts. The execution and performance of this Agreement and the other Transaction Documents to which it is a party do not conflict in any material respect with any agreement to which such Investor is a party or is bound thereby, any court order or judgment applicable to such Investor, or the constituent documents of such Investor.

      2.10 No Governmental Review. Such Investor understands that no U.S. federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon the accuracy of any information provided to such Investor or made any finding or determination as to the merits of the offering of the Securities.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor and agrees with each Investor that, as of the Execution Date:

      3.1 Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries (collectively, the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of the Company and the Company Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business except where the failure so to qualify has not had or would not reasonably be expected to have a Material Adverse Effect.

      3.2 Authorization; Consents. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, to issue and sell the Shares and the Warrants to the Investors in accordance with the terms hereof and thereof, and to issue the Warrant Shares upon exercise of the Warrants. All corporate action on the part of the Company by its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents has been taken, and no further consent or authorization of the Company, its Board of Directors, shareholders, any Governmental Authority or organization (other than such approval as may be required under the Securities Act and applicable state securities laws in respect of the Registration Rights Agreement), or any other person or entity is required (pursuant to any rule of the NASD or otherwise). The Board of Directors has determined that the issuance and sale of the Securities, and the consummation of the transactions contemplated hereby and by the other Transaction Documents (including without limitation the issuance of Warrant Shares in accordance with the terms of the Warrants), are in the best interests of the Company.

      3.3 Enforcement. This Agreement has been and, at or prior to the Closing, each other Transaction Document to be delivered at the Closing will be, duly executed and delivered by the Company. This Agreement constitutes and, upon the

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execution and delivery thereof by the Company, each other Transaction Document will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity.

      3.4 Disclosure Documents; Agreements; Financial Statements; Other Information. The Company is subject to the reporting requirements of the Exchange Act and. except as described on Schedule 3.4, has filed with the Commission all SEC Documents. Except as described on Schedule 3.4, the Company is not aware of any event occurring or expected to occur on or prior to the Closing Date (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after the Closing. Except as described on Schedule 3.4, each SEC Document, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing prior to the Execution Date, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the SEC Documents have been filed as required. Except as set forth in the Disclosure Documents, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under GAAP, are not required to be reflected in the financial statements included in the Disclosure Documents and which, individually or in the aggregate, are not material to the consolidated business or financial condition of the Company and its Subsidiaries taken as a whole. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with GAAP consistently applied at the times and during the periods involved (except
(i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). The Company will prepare the financial statements to be included in any reports, schedules, registration statements and definitive proxy statements that the Company is required to file or files with the Commission after the date hereof in accordance with GAAP (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements).

      3.5 Capitalization; Debt Schedule. The capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans and agreements, the number of shares issuable and reserved for issuance pursuant to securities (other than the Warrants) exercisable for, or convertible into or exchangeable for any shares of Common Stock and the number of shares initially to be reserved for issuance upon exercise of the Warrants, is set forth on Schedule 3.5 hereto. All outstanding shares of capital stock of the Company have been, or upon issuance will be, validly issued, fully paid and non-assessable. Except as disclosed on Schedule

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3.5 hereto, the Company or a Company Subsidiary owns all of the capital stock of each Company Subsidiary, which capital stock is validly issued, fully paid and non-assessable, and no shares of the capital stock of the Company or any of its Subsidiaries are subject to preemptive rights or any other similar rights of the shareholders of the Company or any such Subsidiary or any Liens created by or through the Company or any such Subsidiary. Except as disclosed on Schedule 3.5 or as contemplated herein, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries (whether pursuant to anti-dilution, "reset" or other similar provisions). Schedule 3.5 identifies all Debt of the Company and its Subsidiaries currently outstanding in excess of $100,000 as of the date hereof.

      3.6 Due Authorization; Valid Issuance. The Shares are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company. The Warrants are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company. The Warrant Shares issuable under the Warrants are duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company. Assuming the accuracy of each Investor's representations contained herein, the issuance and sale of the Shares and Warrants under this Agreement will be effected in compliance with all applicable Federal and state securities laws.

      3.7 No Conflict. Neither the Company nor any of the Company Subsidiaries is in violation of any provisions of its charter, Bylaws or any other governing document. Except as set forth on Schedule 3.7, neither the Company nor any of the Company Subsidiaries is in violation of or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or in violation of any provision of any Governmental Requirement applicable to the Company or any Company Subsidiary, except for any violation or default that has not had or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.7, the (i) execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares and the Warrants and the reservation for issuance and issuance of the Warrant Shares) will not result in any violation of any provisions of the Company's or any Company Subsidiary's charter, Bylaws or any other governing document or in a default under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or in violation of any provision of any Governmental Requirement applicable to the Company or any Company Subsidiary or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any Lien upon any assets of the Company or of any of the Company Subsidiaries or the triggering of any preemptive or anti-dilution rights (including without limitation pursuant to any "reset" or similar provisions) or rights of first refusal or first offer, or any other rights that would allow or permit the holders of the Company's securities to purchase shares of Common Stock or other securities of the Company (whether pursuant to a shareholder rights plan provision or otherwise), on the part of holders of the Company's securities.

      3.8 Financial Condition; Taxes; Litigation.

            3.8.1 Except as set forth on Schedule 3.8.1 hereto, the financial condition of the Company and each Company Subsidiary is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 3.8.1 hereto, there has been no (i) material adverse change to the business, operations, properties, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole since the date of the Company's most recent audited financial statements contained in the Disclosure Documents or (ii) change by the Company in its accounting principles, policies and methods except as required by changes in GAAP.

            3.8.2 Except as set forth on Schedule 3.8.2 hereto, the Company and each of the Company Subsidiaries has prepared in good faith and duly and timely filed all tax returns required to be filed by it and such returns are complete and accurate in all material respects and the Company and each of the Company Subsidiaries has paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.8.2 hereto, neither the Company nor any Company Subsidiary has any liability with respect to taxes that accrued on or before the date of the most recent balance sheet of the Company included in the Disclosure Documents in excess of the amounts accrued with respect thereto that are reflected on such balance sheet.

            3.8.3 Except as set forth on Schedule 3.8.3 hereto, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company's knowledge, threatened inquiry, investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the Commission, the NASD, any state securities commission or other Governmental Authority.

            3.8.4 Except as set forth on Schedule 3.8.4 hereto, there is no material claim, litigation or administrative proceeding pending, or, to the Company's knowledge, threatened or contemplated, against the Company or any of the Company Subsidiaries, or against any officer, director or employee of the Company or any such Subsidiary in connection with such person's employment therewith. Neither the Company nor any of the Company Subsidiaries is a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or Government Authority which has had or would reasonably be expected to have a Material Adverse Effect.

      3.9 Form SB-2. The Company is eligible to register all Conversion Shares and Warrant Shares issuable hereunder and under the Warrants for resale in a secondary offering by each Investor on a registration statement on Form SB-2 under the Securities Act. To the Company's knowledge, and except as otherwise set forth on Schedule 3.9, there exist no facts or circumstances (including without limitation any required approvals or waivers of any circumstances that may delay or prevent the obtaining of accountant's consents) that could reasonably be expected to prohibit or delay the preparation, filing or effectiveness of such registration statement.

      3.10 Acknowledgement of Dilution. The Company acknowledges that the issuance of Warrant Shares upon exercise of the Warrants may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation to issue Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants is unconditional (other than with respect to the conditions set forth in the Warrants) regardless of the effect of any such dilution.

      3.11 Intellectual Property. Except as set forth in Schedule 3.11:

            (a) The Company and the Company Subsidiaries own, free and clear of claims or rights or any other Person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or, to the knowledge of the Company, has acquired licenses or other rights to use, all Intellectual Property necessary for the conduct of its business as presently conducted (other than with respect to software which is generally commercially available and not used or incorporated into the Company's products and open source software which may be subject to one or more "general public" licenses). All works that are used or incorporated into the Company's or the Company Subsidiaries' services, products or services or products actively under development and which is proprietary to the Company or such Subsidiary was developed by or for the Company or the Company Subsidiaries by the current or former employees, consultants or independent contractors of the Company or the Company Subsidiaries or purchased or licensed by the Company or one or more of the Company Subsidiaries.

            (b) The business of the Company and the Company Subsidiaries as presently conducted and the production, marketing, licensing, use and servicing of any products or services of the Company and the Company Subsidiaries do not, to the knowledge of the Company, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties in any material respect. Neither the Company nor any of the Company Subsidiaries has received written notice from any third party asserting that any Intellectual Property owned or licensed by the Company or the Company Subsidiaries, or which the Company or any of the Company Subsidiaries otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary and, to the Company's knowledge, there is no valid basis for any such claim (whether or not pending or threatened).

            (c) No claim is pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries nor has the Company or any of the Company Subsidiaries received any written notice or other written claim from any Person asserting that any of the Company's or the Company Subsidiaries' present or contemplated activities infringe or may infringe in any material respect any Intellectual Property of such Person, and the Company is not aware of any infringement by any other Person of any material rights of the Company or any of the Company Subsidiaries under any Intellectual Property Rights.

            (d) All licenses or other agreements under which the Company or any of the Company Subsidiaries is granted Intellectual Property (excluding licenses to use software utilized in the Company's or such Subsidiary's internal operations and which is generally commercially available) are in full force and effect and, to the Company's knowledge, there is no material default by any party thereto. The Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property purported to be granted thereby.

            (e) All licenses or other agreements under which the Company or any of the Company Subsidiaries has granted rights to Intellectual Property to others (including all end-user agreements) since January 1, 2004, are in full force and effect, there has been no material default by the Company or any of the Company Subsidiaries thereunder and, to the Company's knowledge, there is no material default of any provision thereof relating to Intellectual Property by any other party thereto.

            (f) The Company and the Company Subsidiaries have taken all steps required in accordance with commercially reasonable business practice to establish and preserve their ownership in their owned Intellectual Property and to keep confidential all material technical information developed by or belonging to the Company or the Company Subsidiaries which has not been patented or copyrighted. To the Company's knowledge, neither the Company nor any of the Company Subsidiaries is making any unlawful use of any Intellectual Property of any other Person, including, without limitation, any former employer of any past or present employees of the Company or any of the Company Subsidiaries. To the Company's knowledge, neither the Company, any of the Company Subsidiaries nor any of their respective employees has any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which materially interfere or conflict with the performance of such employee's duties for the Company or the Company Subsidiaries or result in any former employers of such employees having any rights in, or claims on, the Company's or any of the Company Subsidiaries' Intellectual Property. Each current employee of the Company and of each of the Company Subsidiaries has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company or the Company Subsidiaries, each independent contractor or consultant of the Company and of each of the Company Subsidiaries has executed agreements regarding confidentiality and proprietary information, and neither the Company nor any of the Company Subsidiaries has received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions. Without limiting the foregoing: (i) the Company and each of the Company Subsidiaries has taken reasonable security measures to guard against unauthorized disclosure or use of any of its Intellectual Property that is confidential or proprietary; and (ii) the Company has no reason to believe that any Person (including, without limitation, any former employee or consultant of the Company or of any of the Company Subsidiaries) has unauthorized possession of any of its Intellectual Property, or any part thereof, or that any Person has obtained unauthorized access to any of its Intellectual Property. The Company and each of the Company Subsidiaries has complied in all material respects with its respective obligations pursuant to all agreements relating to Intellectual Property rights that are the subject of licenses granted by third parties, except for any non-compliance that has not had or would not reasonably be expected to have a Material Adverse Effect.

      3.12 Registration Rights; Rights of Participation. Except as described on
Schedule 3.12 hereto, (A) the Company has not granted or agreed to grant to any person or entity any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied in full prior or waived to the date hereof and (B) no person or entity, including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, anti-dilutive right or any similar right to participate in, or to receive securities or other assets of the Company solely as a result of the transactions contemplated by this Agreement or the other Transaction Documents.

      3.13 Solicitation; Other Issuances of Securities. Neither the Company nor any of its Subsidiaries or Affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities, or (ii) has, directly or indirectly, made any offers or sales of any security or the right to purchase any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Securities under the Securities Act.

      3.14 Fees. Except as described on Schedule 3.14 hereto, the Company is not obligated to pay any brokers, finders or financial advisory fees or commissions to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby. The Company will indemnify and hold harmless such Investor from and against any claim by any person or entity alleging that such Investor is obligated to pay any such compensation, fee, cost or related expenditure in connection with the transactions contemplated hereby.

      3.15 Foreign Corrupt Practices. Neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of the Company Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity,
(ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

      3.16 Key Employees. Each of the Company's executive officers (as defined in Rule 501(f) of the Securities Act) (each, a "Key Employee") is currently serving in the capacity described in the Disclosure Documents. The Company has no knowledge of any fact or circumstance (including without limitation (i) the terms of any agreement to which such person is a party or any litigation in which such person is or may become involved and (ii) any illness or medical condition that could reasonably be expected to result in the disability or incapacity of such person) that would limit or prevent any such person from serving in such capacity on a full-time basis in the foreseeable future, or of any intention on the part of any such person to limit or terminate his or her employment with the Company. To the knowledge of the Company, no Key Employee has borrowed money pursuant to a currently outstanding loan that is secured by Common Stock or any right or option to receive Common Stock.

      3.17 Employee Matters. There is no strike, labor dispute or union organization activities pending or, to the knowledge of the Company, threatened between it and its employees. No employees of the Company belong to any union or collective bargaining unit. The Company has complied in all material respects with all applicable federal and state equal opportunity and other laws related to employment.

      3.18 Environment. Except as disclosed in the Disclosure Documents, the Company and the Company Subsidiaries have no liabilities under any Environmental Law, nor, to the Company's knowledge, do any factors exist that are reasonably likely to give rise to any such liability, affecting any of the properties owned or leased by the Company or any of the Company Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has violated any Environmental Law applicable to it now or previously in effect, other than such violations or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

      3.19 ERISA. Except as described on Schedule 3.19, the Company does not maintain or contribute to, or have any obligation under, any Pension Plan. The Company is in compliance in all material respects with the presently applicable provisions of ERISA and the United States Internal Revenue Code of 1986, as amended, with respect to each Pension Plan except in any such case for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

      3.20 Disclosure. The representations, warranties and written statements contained in this Agreement and the other Transaction Documents and in the certificates, exhibits and schedules delivered to such Investor by the Company pursuant to this Agreement and the other Transaction Documents and in connection with such Investor's due diligence investigation of the Company, do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. Neither the Company nor any Person acting on its behalf or at its direction has provided such Investor with material non-public information other than the terms of the transactions contemplated hereby. Following the issuance of a press release in accordance with Section 4.1(c) hereof, to the Company's knowledge, such Investor will not possess any material non-public information concerning the Company that was provided to such Investor by the Company or its agents or representatives. The Company acknowledges that such Investor is relying on the representations, acknowledgments and agreements made by the Company in this Section 3.20 and elsewhere in this Agreement in making trading and other decisions concerning the Company's securities.

      3.21 Insurance. The Company maintains insurance for itself and the Company Subsidiaries in such amounts and covering such losses and risks as is reasonably sufficient and customary in the businesses in which the Company and the Company Subsidiaries are engaged. As of the date hereof and as of the Closing Date, no notice of cancellation has been received for any of such policies and the Company is in compliance in all material respects with all of the terms and conditions thereof. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue to conduct its business as currently conducted without a significant increase in cost. Without limiting the generality of the foregoing, the Company maintains Director's and Officer's insurance in an amount not less than $10 million for each covered occurrence.

      3.22 Personal Property. The Company and the Company Subsidiaries have good and marketable title to all personal Property owned by them, in each case free and clear of all Liens, except for Permitted Liens or as described on Schedule
3.22 hereto. Any personal Property held under lease by the Company and the Company Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such Property by the Company and the Company Subsidiaries.

      3.22A Real Property. Schedule 3.22A contains a complete and correct list of all the real property, facilities and oil, gas and other mineral drilling, exploration and development rights, concessions, working interests and participation interests that (i) are leased or otherwise owned or possessed by the Company or any of the Company Subsidiaries, (ii) in connection with which the Company or any of the Company Subsidiaries has entered into an option agreement, participation agreement or acquisition and drilling agreement or
(iii) the Company or any of the Company Subsidiaries has agreed (or has an option) to lease or otherwise acquire or may be obligated to lease or otherwise acquire in connection with the conduct of its business (collectively, the "Real Property"). The Company and the Company Subsidiaries have good and marketable title in fee simple to all Real Property owned by them. Schedule 3.22A also contains a complete and correct list of all leases and other agreements with respect to which the Company or any of the Company Subsidiaries is a party or otherwise bound or affected with respect to the Real Property, except easements, rights of way, access agreements, surface damage agreements, surface use agreements or similar agreements that pertain to Real Property that is contained wholly within the boundaries of any owned or leased Real Property otherwise described on Schedule 3.22A (the "Real Property Leases"). The lists of Real Property and Real Property Leases included in Schedule 3.22A do not contain any material non-public information. Except as set forth in Schedule 3.22A, the Company is the legal and equitable owner of a leasehold interest in all of the Real Property that is producing oil, gas, minerals and/or other hydrocarbons at the time this representation is made ("Producing Property"), and possesses good, marketable and defensible title thereto, free and clear of all Liens (other than Permitted Liens) and other matters affecting title to such leasehold that could impair the ability of the Company and the Company Subsidiaries to realize the benefits of the rights provided to any of them under the Real Property Leases. Except with respect to the Owned Real Property, the Company is the legal and equitable owner of a leasehold interest in all of the Real Property that is not Producing Property and, except as could not reasonably be expected, individually or in the aggregate, to have any of a Material Adverse Effect or a Property Material Adverse Effect, possesses good, marketable and defensible title thereto, free and clear of all Liens (other than Permitted Liens) and other matters affecting title to such leasehold that could impair the ability of the Company and the Company Subsidiaries to realize the benefits of the rights provided to any of them under the Real Property Leases. All of the Real Property Leases with respect to Producing Property are valid and in full force and effect and are enforceable against all parties thereto, (ii) neither the Company nor any of the Company Subsidiaries nor, to the Company's knowledge, any other party thereto is in default in any material respect under any of such Real Property Leases and (iii) no event has occurred which with the giving of notice or the passage of time or both could constitute a default under, or otherwise give any party the right to terminate, any of such Real Property Leases, or could adversely affect the Company's or any of the Company Subsidiaries' interest in and title to the Real Property subject to any of such Real Property Leases. Except as could not reasonably be expected, individually or in the aggregate, to have any of a Material Adverse Effect or a Property Material Adverse Effect, (i) all of the Real Property Leases with respect to all of the Real Property that is not Producing Property are valid and in full force and effect and are enforceable against all parties thereto, (ii) neither the Company nor any of the Company Subsidiaries nor, to the Company's knowledge, any other party thereto is in default under any of such Real Property Leases and (iii) no event has occurred which with the giving of notice or the passage of time or both could constitute a default by the Company or the Company Subsidiaries under, or otherwise give any party the right to terminate, any of such Real Property Leases, or could adversely affect the Company's or any of the Company Subsidiaries' interest in and title to the Real Property subject to any of such Real Property Leases. No Real Property Lease is subject to termination, modification or acceleration as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.22A, all of the Real Property Leases will remain in full force and effect upon, and permit, the consummation of the transactions contemplated hereby. Except as could not reasonably be expected, individually or in the aggregate, to have either a Material Adverse Effect or a Property Material Adverse Effect, the Real Property are permitted for their present uses under applicable zoning laws, are permitted conforming structures and comply with all applicable building codes, ordinances and other similar legal requirements. Except as set forth on Schedule 3.22A, there are no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Real Property, or any portion or portions thereof. Except as set forth on Schedule 3.22A, to the knowledge of the Company, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Real Property that would interfere with the conduct of the Company's or any of the Company Subsidiaries' business as conducted at the time this representation is made.

      3.23 Regulatory Permits. The Company and the Company Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, including without limitation, to produce, extract, transport and sell the oil, gas and other minerals in that portion of Real Property that is producing oil, gas, minerals and/or other hydrocarbons at the time this representation is made except where the failure to have any such authorization or permit would have a Material Adverse Effect or Property Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. Except as set forth in Schedule 3.23 or as could not reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect, the Company has no reason to believe that it and the Company Subsidiaries will not be able to obtain necessary Permits as and when necessary to enable the Company to produce, extract, transport and sell the oil, gas, minerals and other hydrocarbons in the Real Property.

      3.24 Exchange Act Registration. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The Company has taken no action designed to, or which, to the knowledge of the Company, would reasonably be expected to have the effect of, terminating the registration of the Common Stock under the Exchange Act.

      3.25 Investment Company Status. The Company is not, and immediately after receipt of payment for the Shares and the Warrants issued under this Agreement will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

      3.26 Transfer Taxes. No stock transfer or other taxes (other than income taxes) are required to be paid in connection with the issuance and sale of any of the Securities, other than such taxes for which the Company has established appropriate reserves and intends to pay in full on or before the Closing.

      3.27 Sarbanes-Oxley Act; Internal Controls and Procedures. The Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. The Company maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company or any Subsidiary is a party or by which its properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company's senior management; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which the Company or any Company Subsidiary is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all Government Requirements and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP.

      3.28 Embargoed Person. None of the funds or other assets of the Company or the Company Subsidiaries shall constitute property of, or shall be beneficially owned, directly or indirectly, by any person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. ss. 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an "Embargoed Person"), with the result that the investments evidenced by the Securities are or would be in violation of law. No Embargoed Person shall have any interest of any nature whatsoever in the Company or any Subsidiary with the result that the investments evidenced by the Securities are or would be in violation of law. None of the funds or other assets of the Company or the Company Subsidiaries shall be derived from any unlawful activity with the result that the investments evidenced by the Securities are or would be in violation of law.

      3.29 Transactions with Interested Persons. Except as set forth in Schedule 3.29, or as described in the Disclosure Documents, no officer, director or employee of the Company or any of the Company Subsidiaries is or has made any arrangements with the Company or any of the Company Subsidiaries to become a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

      3.30 Customers and Suppliers. The relationships of the Company and the Company Subsidiaries with their respective customers and suppliers are maintained on commercially reasonable terms. Except as set forth on Schedule
3.30 hereto, to the Company's knowledge, no customer or supplier of the Company or any of the Company Subsidiaries has any plan or intention to terminate its agreement with the Company or such Subsidiary, which termination would reasonably be expected to have a Material Adverse Effect.

      3.31 Accountants. The Company's accountants, who the Company expects will render their opinion with respect to the financial statements to be included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2004, are, to the Company's knowledge, independent accountants as required by the Securities Act.

      3.32 No Other Agreements. The Company has not, directly or indirectly, entered into any agreement with or granted any right to any Investor relating to the terms or conditions of the transactions contemplated by the Transaction Documents, except as expressly set forth in the Transaction Documents.

4. COVENANTS OF THE COMPANY AND EACH INVESTOR.

      4.1 The Company agrees with each Investor that the Company will:

            (a) file a Form D with respect to the Securities issued at the Closing as and when required under Regulation D and provide a copy thereof to such Investor promptly after such filing;

            (b) take such action as the Company reasonably determines upon the advice of counsel is necessary to qualify the Securities for sale under applicable state or "blue-sky" laws or obtain an exemption therefrom, and shall promptly provide evidence of any such action to such Investor at such Investor's request; and

            (c) (i) on or prior to 8:30 a.m. (eastern time) on the Business Day immediately following the Execution Date, issue a press release disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) on or prior to 5:00 p.m. (eastern time) on such Business Day, file with the Commission a Current Report on Form 8-K disclosing the material terms of and including as exhibits this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that each Investor shall have a reasonable opportunity to review and comment on any such press release or Form 8-K prior to the issuance or filing thereof; and provided, further, that if the Company fails to issue a press release disclosing the material terms of this Agreement and the other Transaction Documents within the time frames described herein, any Investor may issue a press release disclosing such information without any notice to or consent by the Company. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby.

      4.2 Existence and Compliance. The Company agrees that it will, while any Investor holds any Shares or Warrants:

            (a) maintain its corporate existence in good standing;

            (b) comply with all Governmental Requirements applicable to the operation of its business, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (c) comply with all agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all Material Contracts, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (d) provide each Investor with copies of all materials sent to its shareholders at the same time as such materials are delivered to such shareholders;

            (e) timely file with the Commission all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination;

            (f) take commercially reasonable steps to restrict each of the Company's Key Employees from selling shares of Common Stock until the Effective Date,, other than in connection with any 10b-5(1) trading plans in effect as of the Execution Date and disclosed to each Investor in writing prior to such date; and

            (g) use commercially reasonable efforts to maintain adequate insurance coverage (including D&O insurance) for the Company and each Company Subsidiary.

      4.3 Reservation of Common Stock. The Company shall, on the Closing Date, have authorized and reserved for issuance to the Investors upon exercise of the Warrants, free from any preemptive rights, and shall keep available at all times during which any Warrants are outstanding, a number of shares of Common Stock (the "Reserved Amount") that, on the Closing Date, is not less than the number of Warrant Shares issuable upon exercise of all of the Warrants issued at the Closing, in each case without regard to any limitation or restriction on such exercise that may be set forth in the Warrants. The Reserved Amount shall be allocated among the Investors in accordance with each Investor's Pro Rata Share. In the event that an Investor shall sell or otherwise transfer any of such Investor's Warrants, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount allocated to any Investor or other Person which no longer holds any Warrants shall be reallocated to the remaining Investors pro rata based on the number of Registrable Securities held by such Investors at such time. In the event that the Reserved Amount is insufficient at any time to cover all of the Registrable Securities issuable upon the exercise of the Warrants (without regard to any restriction on such exercise), the Company shall take such action (including without limitation holding a meeting of its shareholders) to increase the Reserved Amount to cover all of the Registrable Securities issuable upon such exercise, such increase to be effective not later than the thirtieth (30th) day (or sixtieth (60th) day, in the event shareholder approval is required for such increase) following the Company's receipt of written notice of such deficiency. While any Warrants are outstanding, the Company shall not reduce the Reserved Amount without obtaining the prior written consent of each Investor then holding Warrants.

      4.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares and Warrants as specified on Schedule 4.4 hereof; provided, that the Company shall not use any of such proceeds (i) to pay any dividend or make any distribution on any of its securities, or (ii) to repay any loan made to or incurred by any Key Employee or any other officer or director or Affiliate of the Company.

      4.5 Transactions with Affiliates. The Company agrees that any transaction or arrangement between it or any Company Subsidiary and any Affiliate or employee of the Company shall be effected on an arms' length basis and shall be approved by the Company's independent directors.

      4.6 Use of Investor Name. Except as may be required by applicable law and/or this Agreement, the Company shall not use, directly or indirectly, any Investor's name or the name of any of its Affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of such Investor for the specific use contemplated or as otherwise required by applicable law or regulation.

      4.7 Company's Instructions to Transfer Agent. On or prior to the Closing Date, the Company shall execute and deliver irrevocable written instructions to the transfer agent for its Common Stock (the "Transfer Agent"), and provide each Investor with a copy thereof, directing the Transfer Agent (i) to issue certificates representing Warrant Shares upon exercise of the Warrants and (ii) to deliver such certificates to such Investor no later than the close of business on the third (3rd) business day following the related Exercise Date (as defined in the Warrants), as the case may be. Such certificates may bear legends pursuant to applicable provisions of this Agreement or applicable law. The Company shall instruct the transfer agent that, in lieu of delivering physical certificates representing shares of Common Stock to an Investor upon exercise of the Warrants, and as long as the Transfer Agent is a participant in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and such Investor has not informed the Company that it wishes to receive physical certificates therefor, and no legend is required to appear on any physical certificate if issued, the transfer agent shall effect delivery of Warrant Shares by crediting the account of such Investor or its nominee at DTC for the number of shares for which delivery is required hereunder within the time frame specified above for delivery of certificates. The Company represents to and agrees with each Investor that it will not give any instruction to the Transfer Agent that will conflict with the foregoing instruction or otherwise restrict such Investor's right to exercise such Investor's Warrant or to receive Warrant Shares upon exercise of such Investor's Warrant. In the event that the Company's relationship with the Transfer Agent should be terminated for any reason, the Company shall use its best efforts to cause the Transfer Agent to continue acting as transfer agent pursuant to the terms hereof until such time that a successor transfer agent is appointed by the Company and receives the instructions described above.

      4.8 Limitations on Disposition. No Investor shall sell, transfer, assign or dispose of any Securities, unless:

            (a) there is then in effect an effective registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (b) such Investor has notified the Company in writing of any such disposition, and furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act; provided, however, that no such opinion of counsel will be required (A) if the sale, transfer or assignment is made to an Affiliate of such Investor, (B) if the sale, transfer or assignment is made pursuant to Rule 144 and such Investor provides the Company with evidence reasonably satisfactory to the Company that the proposed transaction satisfies the requirements of Rule 144 or (C) in connection with a bona fide pledge or hypothecation of any Securities under a margin arrangement with a broker-dealer or other financial institution or the sale of any such Securities by such broker-dealer or other financial institution following such Investor's default under such margin arrangement.

      4.9 Disclosure of Non-public Information. The Company agrees that it will not at any time following the Execution Date disclose material non-public information to any Investor without first obtaining such Investor's written consent to such disclosure.

      4.10 Indemnification of Investors. The Company will indemnify and hold each Investor and its directors, managers, officers, shareholders, members, partners, employees and agents (each, an "Investor Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against an Investor, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of such Investor, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Investor's representation, warranties or covenants under the Transaction Documents or any agreements or understandings such Investor may have with any such shareholder or any violations by such Investor of state or federal securities laws or any conduct by such Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time following such Investor Party's written request that it do so, to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party. The Company will not be liable to any Investor Party under this Agreement
(i) for any settlement by an Investor Party effected without the Company's prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Investor Party's wrongful actions or omissions, or gross negligence or to such Investor Party's breach of any of the representations, warranties, covenants or agreements made by such Investor in this Agreement or in the other Transaction Documents.

      4.11 Restriction on Issuances. During the period beginning on the Execution Date and ending on the Effective Date, the Company will not, directly or indirectly, effect a Subsequent Placement except as may be required by (i) the terms of the acquisition of Northern Alberta Oil, LTD by the Company or (ii) the Letter of Intent dated February 17, 2005 with Surge Global Energy, Inc.


5. CONDITIONS TO CLOSING.

      5.1 Conditions to Investors' Obligations at the Closing. Each Investor's obligations to effect the Closing, including without limitation its obligation to purchase Shares and a Warrant at the Closing, are conditioned upon the fulfillment (or waiver by such Investor in its sole and absolute discretion) of each of the following events as of the Closing Date, and the Company shall use commercially reasonable efforts to cause each of such conditions to be satisfied:

            5.1.1 the representations and warranties of the Company set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

            5.1.2 the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement and in the other Transaction Documents that are required to be complied with or performed by the Company on or before the Closing;

            5.1.3 the Closing Date shall occur on a date that is not later than
                  March 2, 2005;

            5.1.4 the Company shall have delivered to such Investor a
                  certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions specified in this Section 5.1 have been fulfilled as of the Closing, it being understood that such Investor may rely on such certificate as though it were a representation and warranty of the Company made herein;

            5.1.5 the Company shall have delivered to such Investor an opinion of counsel for the Company, dated as of the Closing Date, in the form attached hereto as Exhibit F hereto;

            5.1.6 the Company shall have delivered to such Investor a duly executed certificate representing the Warrant being purchased by such Investor;

            5.1.7 the Company shall have executed and delivered to such Investor the Registration Rights Agreement;

            5.1.8 the Company shall have delivered to such Investor a
                  certificate, signed by the Secretary or an Assistant Secretary of the Company, attaching (i) the charter and By-Laws of the Company and (ii) resolutions passed by its Board of Directors to authorize the transactions contemplated hereby and by the other Transaction Documents, and certifying that such documents are true and complete copies of the originals and have not been amended or superseded, it being understood that such Investor may rely on such certificate as a representation and warranty of the Company made herein;

            5.1.9 the Company shall have obtained the written agreement of each
                  Key Employee to refrain from selling shares of Common Stock for the period specified in, and in accordance with, Section 4.2(f) hereof;

            5.1.10 there shall have occurred no material adverse change in the
                  Company's consolidated business or financial condition since the date of the Company's most recent financial statements contained in the Disclosure Documents;

            5.1.11 the Company shall have authorized and reserved for issuance upon exercise of the Warrants the aggregate number of shares of Common Stock issuable upon exercise of all of the Warrants to be issued at the Closing (such number to be determined without regard to any restriction on such exercise);

            5.1.12 there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents; and

            5.1.13 the Company shall have delivered a letter from Nearshore
                  Petroleum Corporation ("Nearshore"), addressed to the Investors, under which Nearshore agrees, promptly following the Closing, to reserve and grant to each Investor an option to purchase, for a period of eighteen (18) months beginning on the Closing Date, such Investor's Pro Rata Share of an undivided one percent (1%) Over Riding Royalty Interest in the Sawn Lake Oil Sands Project as described in the Royalty Agreement between Mikwec Energy Canada Ltd. and Nearshore as executed December 12, 2003 (the "Option to ---------- Purchase"), exercisable for the aggregate sum of US$1,000,000 payable to Nearshore, and to execute and deliver all such instruments and documents, and take all such action as may be necessary, or as any Investor may request, in order to grant, reserve, perfect and protect the Option to Purchase.

      5.2 Conditions to Company's Obligations at the Closing. The Company's obligations to effect the Closing with each Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the Closing Date:

            5.2.1 the representations and warranties of such Investor set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that date);

            5.2.2 such Investor shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by such Investor on or before the Closing;

            5.2.3 there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

            5.2.4 such Investor shall have executed each Transaction Document to which it is a party and shall have delivered the same to the Company; and

            5.2.5 such Investor shall have tendered to the Company the Purchase
                  Price for the Shares and the Warrant being purchased by it at the Closing by wire transfer of immediately available funds.

6. MISCELLANEOUS.

            6.1 Survival; Severability. The representations, warranties, covenants and indemnities made by the parties herein and in the other Transaction Documents shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

            6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Investors may assign their respective rights and obligations hereunder in connection with any private sale or transfer of the Shares or Warrants in accordance with the terms hereof, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term "Investor" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign its rights or obligations under this Agreement.

            6.3 No Reliance. Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation of any other party in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents),
(iii) it has not received from any other party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by any other party.

            6.4 Independent Nature of Investors' Obligations and Rights. The obligations of each Investor hereunder are several and not joint with the obligations of the other Investors hereunder, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder. The Company acknowledges and agrees that nothing contained herein or in any other agreement or document delivered at the Closing, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or a "group" as described in Section 13(d) of the Exchange Act, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Investor has been represented by its own separate counsel in connection with the transactions contemplated hereby, shall be entitled to protect and enforce its rights, including without limitation rights arising out of this Agreement or the other Transaction Documents, individually, and shall not be required to join any other Investor as an additional party in any proceeding for such purpose.

            6.5 Investors' Trading Activity. The Company acknowledges that, following the Closing and the press release described in paragraph 4.1 above, each Investor shall have the right to purchase or sell, long or short, Common Stock and instruments or contracts whose value is derived from the market value of the Common Stock, and that sales of or certain derivative transactions relating to the Common Stock may have a negative impact on the market price of the Common Stock.

            6.6 Injunctive Relief. The Company acknowledges and agrees that a breach by it of its obligations hereunder will cause irreparable harm to each Investor and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, such Investor shall be entitled to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss or the posting of any bond.

            6.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

            6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.

            6.9 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            6.10 Notices. Any notice, demand or request required or permitted to be given by the Company or the Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

                  If to the Company:

                  Deep Well Oil & Gas, Inc.
                  Suite 2600 Sun Life Plaza
                  144 Fourth Avenue SW
                  Calgary, AB, T2P 3N4
                  Attn:    Chief Financial Officer
                  Tel:     (403) 303-4793
                  Fax:     (403) 232-1464

                  with a copy (which shall not constitute notice) to:

                  Sichenzia Ross Friedman Ference LLP.
                  1065 Avenue of the Americas
                  New York, NY 10018
                  Attn:    Darrin M. Ocasio, Esq.
                  Tel:     (212) 930-9700
                  Fax:     (212) 930-9725

and if to any Investor, to such address for such Investor as shall appear on the signature page hereof executed by such Investor, or as shall be designated by such Investor in writing to the Company in accordance with this Section 6.10.

            6.11 Expenses. The Company and each Investor shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement or the other Transaction Documents, provided, however, that that the Company shall, at the Closing, and in addition to $10,000 paid by the Company prior to the Closing (which amount shall not be reimbursable to the Company regardless of whether the Closing occurs) pay up to $15,000 in immediately available funds for all reasonable, documented out-of-pocket expenses (including without limitation legal fees and expenses) incurred or to be incurred by Gemini Investment Strategies, LLC ("Gemini") in connection its due diligence investigation of the Company and the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. At the Closing, the amount due for such fees and expenses (which may include fees and expenses estimated to be incurred for completion of the transaction and post-closing matters) may be netted out of the Purchase Price payable by Gemini. In the event the amount paid by the Company for such fees and expenses is less than the amount of such reasonable, documented, fees and expenses actually incurred by Gemini, the Company shall promptly pay such deficiency (up to $15,000 in the aggregate, including any amounts paid at Closing) within thirty (30) days following receipt of an invoice therefor.

            6.12 Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the holders of at least a majority of the Shares and Warrant Shares into which all of the Warrants then outstanding are exercisable (without regard to any limitation on such exercise), and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


                           [Signature Pages to Follow]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

DEEP WELL OIL & GAS, INC.


By: /s/ Steven Gawne
    ---------------------------------------------
    Name: Steven Gawne
    Title: President and Chief Executive Officer


PROVIDENT PREMIER MASTER FUND, LTD.

By:      ____________________________, its Manager


         By:      __________________________
                  Name:
                  Title:

ADDRESS:


         Tel:
         Fax:

         With a copy (which shall not constitute notice) to:

         Duval & Stachenfeld LLP
         300 East 42nd Street
         New York, New York 10017
         Attn:    Robert L. Mazzeo, Esq.
         Tel:     212-883-1700
         Fax:     212-883-8883


Number of Shares to be Purchased: 1,250,000 shares

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

DEEP WELL OIL & GAS, INC.


By: /s/ Steven Gawne
    ---------------------------------------------
    Name: Steven Gawne
    Title: President and Chief Executive Officer

GREY K FUND LP

By: GREY K GP LLC, its General Partner

By: _________________________
     Name:
     Title:


ADDRESS:

         c/o RNK Capital LLC
         527 Madison Avenue
         6th Floor
         New York, NY 10022

         Tel:  (212) 419-3966
         Fax: (212) 419-3971


Number of Shares to be Purchased:  625,000